UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2023

EMCOR Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8267	11-2125338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Merritt Seven
Norwalk,	Connecticut	06851-1092
(Address of Principal Executive Offices)		(Zip Code)

(203)	849-7800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	EME	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2023, EMCOR Group, Inc. (the “Company”), EMCOR Group (UK) plc., a wholly-owned subsidiary of the Company (“EMCOR UK”), and the other Borrowers and Guarantors (each as defined therein) party thereto entered into the Seventh Amended and Restated Credit Agreement (the “Credit Agreement Restatement”) dated as of December 20, 2023 with Bank of Montreal, as Agent, and certain other lenders listed on the signature pages thereof. The Credit Amendment amends and restates the Sixth Amended and Restated Credit Agreement (the “2020 Credit Agreement”) dated as of March 2, 2020, as amended by the First Amendment to Sixth Amended and Restated Credit Agreement (the “Amendment to Credit Agreement”) dated as of April 28, 2023 (the Prior Credit Agreement, as amended by the Amendment to Credit Agreement, the “Existing Credit Agreement” and, as amended and restated by the Credit Agreement Restatement, the “2023 Credit Agreement”), among the Company, EMCOR UK, Bank of Montreal, as Agent, and the lenders from time to time party thereto (collectively, the “Lenders”).

The 2023 Credit Agreement provides for a $1.30 billion five year revolving credit facility under which the Company may borrow up to $1.30 billion and EMCOR UK may borrow up $100.0 million. The Company has the ability to increase the revolving credit facility by up to an additional amount equal to the greater of (a) $900 million and (b) the Company’s Adjusted EBITDA (as such term is defined in the 2023 Credit Agreement) for the twelve-month period then ended. Such increase will be accommodated by either existing lenders (if they so choose) and/or new eligible lenders.

The 2023 Credit Agreement contains customary financial covenants, representations and warranties and events of default. The Company’s obligations under the 2023 Credit Agreement are guaranteed by substantially all of its U.S. subsidiaries and secured by substantially all of the assets of the Company and the guarantors, in each case, subject to certain customary exceptions.

All outstanding borrowings under the 2023 Credit Agreement and not sooner paid are due upon expiration of the Credit Agreement on December 20, 2028.

Borrowings bear interest, at the Company’s option, at a rate per annum ranging from 1.125% to 1.875% over the term secured overnight financing rate or 0.125% to 0.875% over the base rate, in each case, depending on the Company’s Leverage Ratio (as defined in the 2023 Credit Agreement).

Certain of the Lenders and other parties to the 2023 Credit Agreement Restatement and the Existing Credit Agreement, or their affiliates, have provided and in the future may provide, commercial banking, underwriting, lending, investment banking and financial advisory services in the ordinary course of business to the Company, its subsidiaries and certain of its affiliates, for which such Lenders, other parties and/or their affiliates may receive customary fees and commissions.

The foregoing description is only a summary of certain provisions of the 2023 Credit Amendment and is qualified in its entirety by the terms of the 2023 Credit Amendment, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCOR GROUP INC.

Date: December 21, 2023	By:	/s/ ANTHONY J. GUZZI
Name: Anthony J. Guzzi
Title: Chairman, President and Chief Executive Officer